EXHIBIT 10.19.1

                        ADDENDUM TO EMPLOYMENT AGREEMENT

This Addendum, dated as of the 12th day of February, 1996, between Sun Sportswear, Inc., a Washington corporation ("Employer"), and L. Kay Counts, a resident of Bellevue, Washington ("Employee"), shall amend that Employment Agreement by and between Employer and Employee entered into on the 20th day of April, 1994 ("Employment Agreement").

                                   AGREEMENTS

In consideration of the mutual promises and consideration set forth herein, the sufficiency of which is herby acknowledged, Employer and Employee hereby agree that the Employment Agreement shall be amended as follows:

1. Paragraph Two shall be amended to revise the term of the Employment Agreement until December 31, 1996.

2. Paragraph Four shall be amended to add the following language to the end thereof "Notwithstanding the foregoing, Employer shall have the right to eliminate the title of Chief Operating Officer from Employee's title and to eliminate or revise Employee's duties attendant to such position, in which case such change in title and/or duties shall not be deemed to constitute a "termination without cause" under the terms of Paragraph 9 of the Employment Agreement."

3. All provisions contained herein are intended by the parties to amend, replace and supersede any contradictory provisions of the Employment Agreement.

EXECUTED as of the day and year first above written.


            EMPLOYER:                                        EMPLOYEE:


By:     /S/ WILLIAM S. WILEY                       By:   /S/ L. KAYE COUNTS
            William S. Wiley                                 L. Kaye Counts
            Its President